Exhibit 99.1

Match Group To Acquire Hyperconnect

Acquisition adds two high growth social discovery products with significant traction across Asia to Match Group’s portfolio

Dallas, TX & Seoul, South Korea – Feb. 9, 2021 – Match Group (NASDAQ:MTCH) and Hyperconnect today announced they have reached an agreement for Match Group to acquire Hyperconnect for US$1.725 billion in cash and stock. The transaction is expected to close in Q2 2021 pending customary regulatory approvals.

Hyperconnect is a leading social discovery and video technology company based in Seoul, South Korea that operates two flagship apps: Azar and Hakuna Live. Azar is the highest grossing 1-on-1 live video and audio chat app globally, allowing users to connect seamlessly with others from around the world, instantly translating voice and text. Since launch in 2014, Azar has tallied over 540 million cumulative downloads. Hakuna Live is an interactive, social live streaming app that enables group video and audio broadcasts with various features including virtual gifting, AR powered avatars, profile enhancements, and communities built around shared interests. Since launch in 2019, Hakuna Live has been downloaded more than 23 million times with strong momentum in South Korea and Japan.

Hyperconnect’s R&D efforts led to the application and deployment of mobile WebRTC (Real-Time Communication) in 2014. Scalable, low-cost video technology, award-winning on-device AI, and unique features have cultivated highly engaged audiences across Hyperconnect’s products. On both Azar and Hakuna Live, users interact and build friendships in safe and dynamic settings.

“As more of our lives move online, people are looking for richer and deeper experiences,” said Shar Dubey, CEO of Match Group. “Hyperconnect’s live video and audio engagement technology is a powerful tool that enables users to connect with new people and cultures on a global basis. Hyperconnect’s engineering team is relentlessly imaginative and creative. With more than 75% of usage and revenue coming from markets spread across Asia, their product suite and regional footprint squarely complements our own. We will leverage our deep bench of expertise to help accelerate Hyperconnect’s already-impressive growth, look to deploy Hyperconnect’s technologies across our existing portfolio, and continue to invest in their growth.”

Hyperconnect is profitable and generated more than $200 million1 in revenue in 2020, a 50% increase from 2019.

“As the social discovery space continues to expand, the timing couldn’t be better to partner with a global operating expert like Match Group” said Sam Ahn, CEO of Hyperconnect. “Match and Hyperconnect draw from a common philosophy: utilize technology and know-how to drive meaningful connections through trusted brands that users love. Hyperconnect is proof that technology can create global opportunities – even for a small start-up from South Korea – and we’re thrilled to have found a partner that values this thinking.”

An investor call hosted by Match Group CEO Shar Dubey and Match Group CFO/COO Gary Swidler will be held today, Tuesday, February 9, 2021 at 5:30pm Eastern Time (ET) accessible at Match Group’s Investor Relations page along with additional investor relations materials regarding the business transaction.

1 Based on preliminary data

For more information about Hyperconnect, please visit https://hyperconnect.com/en/

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our investor call may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are “forward looking statements.” The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: the expected timing of the transaction, Match Group’s future financial performance, Match Group’s business prospects and strategy, anticipated trends, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: uncertainties related to, among other things, the costs and expected benefits of the transaction, the expected timing of the transaction or whether it will be completed, whether the conditions to the transaction can be satisfied or any event, change or other circumstance occurs that could give rise to the termination of the transaction (including the failure to receive any required regulatory approvals), any litigation arising out of or relating to the transaction, and the impact of the transaction on the business of Match Group; and other circumstances beyond Match Group’s control. Certain of these and other risks and uncertainties are discussed in Match Group’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect Match Group’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Match Group management as of the date of this press release. Match Group does not undertake to update these forward-looking statements.

About Match Group

Match Group (NASDAQ: MTCH), through its portfolio companies, is a leading provider of dating products available globally. Our portfolio of brands includes Tinder®, Match®, Meetic®, OkCupid®, Hinge®, Pairs™, PlentyOfFish®, and OurTime®, as well as a number of other brands, each designed to increase our users' likelihood of finding a meaningful connection. Through our portfolio companies and their trusted brands, we provide tailored products to meet the varying preferences of our users. Our products are available in over 40 languages to our users all over the world.

About Hyperconnect

Hyperconnect is a global video and AI technology company headquartered in Seoul, South Korea with approximately 400 employees. Founded in 2014, Hyperconnect is the operator of groundbreaking social discovery products including real-time video chat app ‘Azar’ and social livestreaming platform ‘Hakuna Live’. Hyperconnect generated over $200 million in revenue in FY2020.

For further information:

Justine Sacco

Match Group Corporate Communications

MatchGroupPR@match.com

516-554-5666